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EXHIBIT 99.6(a)

Independent Auditors' Consent

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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement on Form S-6 of our report dated February 6, 1998 related to the financial statements of Pacific Select Exec Separate Account as of December 31, 1997 and for each of the two years in the period then ended and of our report dated February 19, 1998 related to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, appearing in the Prospectus of M's Versatile Product ("MVP") Flexible Premium Variable Life Insurance Policy, which is a part of such Registration Statement.

We also consent to the reference to us under the heading "Independent Auditors" appearing in such Prospectus.


/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
August 10, 1998